CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
EMC Insurance Group Inc.:

     We consent to incorporation by reference in Registration Statement
Nos. 2-81486, 2-93738, 33-49335, 33-49337 and 33-49339 on Forms S-8 and
No. 33-34499 on Form S-3 of EMC Insurance Group Inc. of our reports dated February 21, 1994, relating to the consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows and the related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear in the December 31, 1993 annual report on Form 10-K of EMC Insurance Group Inc.

     As discussed in notes 1, 10, 12 and 13 to the consolidated financial statements, the Company changed its method of computing unearned premiums in 1993 and implemented the provisions of the Financial Accounting Standards Board's Statements No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions", No. 109, "Accounting for Income Taxes", No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" and No. 115, "Accounting for Certain Investments in Debt and Equity Securities".


                               /s/ KPMG Peat Marwick


Des Moines, Iowa
March 25, 1994
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